FEBRUARY 21, 2006                                     FOR IMMEDIATE RELEASE

CONTACT:
David A. Lorber                                       Edward T. McCarthy
Pirate Capital LLC                                    Richard H. Grubaugh
200 Connecticut Avenue, 4th Floor                     D.F. King & Co., Inc.
Norwalk, Connecticut  06854                           48 Wall Street, 22nd Floor
Phone:  (203) 854-1100                                New York, New York 10005
Fax:    (203) 854-5841                                Phone: (888) 887-0082
Email:  David@piratecapital.com


        PIRATE CAPITAL ANNOUNCES FILING OF PROXY STATEMENT IN SUPPORT OF
              ITS NOMINEES FOR THE BOARD OF GENCORP INC. (NYSE: GY)

              PIRATE CAPITAL ALSO ANNOUNCES LAWSUIT AGAINST GENCORP


NORWALK, CONNECTICUT - FEBRUARY 21, 2006 - Pirate Capital LLC announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its solicitation of proxies for the 2006 annual meeting of shareholders of GenCorp Inc. (NYSE: GY). As the beneficial owner of approximately 8.5% of the outstanding shares, Pirate Capital is the second largest shareholder of GenCorp.

In its proxy statement, Pirate Capital seeks support from GenCorp shareholders to elect three nominees to the board of directors - David A. Lorber, Todd R. Snyder and Robert C. Woods. Pirate Capital is also asking shareholders to support its corporate governance initiative by adopting a resolution that the board of directors take the necessary steps so that all directors stand for election annually, beginning with the 2007 annual meeting of shareholders. GenCorp currently has a staggered board with three-year director terms.

Thomas R. Hudson Jr., managing member of Pirate Capital, said, "Our nominees have significant real estate, operational and financial backgrounds and are well suited to work with and monitor GenCorp and its management. We are pleased that they are working with us to seek to maximize shareholder value at GenCorp."

A brief summary of the nominees' background follows:

     o David A. Lorber has been a Director and Senior Investment Analyst at Pirate Capital since October 2003. Prior to joining Pirate Capital, Mr. Lorber held positions at Vantis Capital Management LLC and Cushman & Wakefield, Inc.

     o Todd R. Snyder has been a Managing Director of Rothschild Inc., an international investment banking and financial advisory firm, since March 2000. Before joining


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          Rothschild, Mr. Snyder was a Managing Director at Peter J. Solomon
          Company and, prior to that, was a Managing Director at KPMG Peat Marwick. Mr. Snyder began his career as an attorney at Weil, Gotshal & Manges.

     o Robert C. Woods has been an Investment Banker at Cornerstone Capital Advisors, a real estate investment bank, since 1987. From 1983 to the present, Mr. Woods has also been a real estate developer for Palladian Partners, a real estate development company. At both Cornerstone and Palladian, Mr. Woods' experience includes developing and financing master planned communities. Prior to that, Mr. Woods was a Project Manager and Vice President of Development for Hines Interests LLC and a Project Manager for Trammell Crow.

With respect to Pirate Capital's proposal in favor of the annual election of directors, Mr. Hudson said, "We firmly believe that GenCorp's classified board structure is not in the best interests of shareholders because it reduces the accountability of the board. Shareholders should be entitled to vote to elect all directors annually, not just once every three years."

Pirate Capital has commenced litigation in the Court of Common Pleas, Cuyahoga County, Ohio, seeking declaratory and injunctive relief to prevent GenCorp from seeking to invoke the Ohio Control Share Acquisition Act in an effort to defeat Pirate Capital's proxy solicitation. According to Mr. Hudson, "We are seeking to prevent GenCorp from attempting to invoke inapplicable provisions of Ohio law in an effort to silence its shareholders and thwart a legitimate shareholder vote. Our lawsuit seeks to ensure that shareholders, who are the true owners of the company, can express their will at the 2006 annual meeting."

PIRATE CAPITAL LLC AND CERTAIN RELATED PARTIES FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 2006 RELATING TO THEIR SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF GENCORP INC. WITH RESPECT TO THE 2006 ANNUAL MEETING OF SHAREHOLDERS. THE PRELIMINARY PROXY STATEMENT CONTAINS DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES. THE PARTIES INTEND TO FILE A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC. AT (888) 887-0082.